Exhibit 99

Dear US Airways Colleagues:

The news media coverage over the past several days about our company has many people concerned and upset. Nevertheless, our focus must remain on our customers, who are the cornerstone for everything we do.

In my telephone message to employees earlier this week, I said that we were postponing employee meetings about a revised business plan and that the management team would have to consider other alternatives, given our financial obligations, including the federal loan guaranteed by the ATSB.

The subsequent media coverage has tried to connect dots, leading to rumors, speculation and assumptions. And let's not kid ourselves - it is sometimes in the interest of our competitors to seize upon opportunities to whisper things that further those rumors.

So far in our restructuring effort, we have pushed back from the gate, but we still have to guide this company to the end of the runway and up in the air. The Board of Directors has a fiduciary responsibility to repay the federal loan, protect the interests of our shareholders, and to make this a successful and profitable airline. We must make decisions with those things in mind, and to evaluate how those decisions impact our financial commitments, our operations, and our ability to serve our customers - so that all of those factors come together profitably and you have a company to work for. That is exactly what we are trying to do.

It is not unusual for a company to engage an investment bank. And it is not unusual for a company to explore strategic alternatives, especially when it has specific financial commitments and obligations it must meet. We are facing a new competitive challenge with Southwest coming to Philadelphia and the rapid growth of other low-cost competition in other parts of our network. Furthermore, Standard and Poor's today downgraded our credit rating and we cannot let that impact our ability to maintain the financing of the regional jets that are coming into our system.

If there are some ways to improve our balance sheet, we must consider those options. If there are some strategic partnerships that would enhance our financial standing, we must consider those as well. At the end of 2003, we had an unrestricted cash balance of approximately $1.29 billion. We cannot fritter that away, and we cannot fool ourselves into thinking we can simply spend that money, hope the world gets better, and not take necessary steps to remain competitive. But we do have the ability to proactively deal with the financial issues we face from a position of strength.

All of us should continue to focus on serving our customers. Any initiatives we might undertake must have them in mind by helping us improve our competitive position to provide them with the affordable, efficient service that they deserve. Our important corporate accounts and travel partners want assurance that we are dedicated to success. The ultimate goal is to successfully compete in the marketplace and grow the airline. I still remain hopeful that we can engage our labor leaders in constructive dialogue on the business changes necessary to better serve our customers. Remember that our alternatives involve managing our financial commitments so that we can continue to implement our restructuring plan.

Sincerely,

Dave Siegel

President & CEO